[LOGO]  Optical Coating Laboratory, Inc.



                           1998 PROXY STATEMENT
               AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              MARCH 31, 1998



March 3, 1998




Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Optical Coating Laboratory, Inc. (OCLI) to be held on Tuesday, March 31, 1998, at 3:30 p.m. at OCLI's Corporate Offices located at 2789 Northpoint Parkway, Santa Rosa, California. Following the Annual Meeting, we will review OCLI's 1997 performance and answer your questions. Enclosed with this Proxy Statement are your Proxy Card and OCLI's 1997 Annual Report.

We look forward to seeing you on March 31 and would like to take this opportunity to remind you that your vote is important.

                                          Sincerely,




                                          Herbert M. Dwight, Jr.
                                          Chairman of the Board





[LOGO]   OPTICAL COATING LABORATORY, INC.
         2789 Northpoint Parkway, Santa Rosa, California 95407-7397 Telephone 707-545-6440 - Facsimile 707-525-7410



             Notice of the 1998 Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Optical Coating Laboratory, Inc.
(OCLI) will be held on TUESDAY, MARCH 31, 1998, AT 3:30 P.M. at OCLI's Corporate Offices located at 2789 Northpoint Parkway, Santa Rosa,
California, for the following purposes:

      1. Election of seven directors: Herbert M. Dwight, Jr.; Charles J. Abbe; Douglas C. Chance; Shoei Kataoka; John McCullough; Julian Schroeder; and Renn Zaphiropoulos, each to serve until the next Annual Meeting of Stockholders.

      2.  Ratification of Deloitte & Touche LLP as independent auditors for
          1998.

      3. To transact any other business properly brought before the Annual Meeting.

Your Board of Directors recommends a vote FOR the two proposals.

Stockholders of record at the close of business on February 6, 1998 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, please review this material, decide how you wish to vote, execute the enclosed Proxy Card and return it promptly in the envelope provided. If a sufficient number of Stockholders do this, the necessity for expensive and time-consuming additional solicitation will be avoided.

This Proxy Statement is being sent to the Stockholders in connection with OCLI Management's solicitation of proxies to be voted at the 1998 Annual Meeting of Stockholders on behalf of the Board of Directors. This Proxy Statement, Proxy Card and OCLI's 1997 Annual Report to Stockholders are being distributed on or about March 3, 1998.

                              By Order of the Board of Directors,



                              Joseph Zils
                              Corporate Secretary

Santa Rosa, California
March 3, 1998

                             TABLE OF CONTENTS


Questions and Answers..............................................       3
Proposals to be Voted Upon.........................................       5
Information About the Nominees for Director........................       6
Board Compensation.................................................       8
Board Meetings and Committees......................................       9
Beneficial Ownership Table.........................................      10
Summary Compensation Table.........................................      12
Option Grants in Last Fiscal Year Table............................      13
Option Exercises and Year-End Value Table..........................      14
Ten-Year Option/SAR Repricing Table................................      14
Report of the Compensation and Stock Option Committee..............      15
Compensation Committee Interlocks and Insider Participation........      18
Five-Year Performance Graph........................................      19
Other Information..................................................      20
Section 16(a) Beneficial Ownership Reporting Compliance............      21
Other Business.....................................................      22


                     OPTICAL COATING LABORATORY, INC.
                           1998 PROXY STATEMENT
                           QUESTIONS AND ANSWERS

Q: WHAT AM I VOTING ON?
A: . Election of seven directors: Herbert M. Dwight, Jr.; Charles J. Abbe;
   Douglas C. Chance; Shoei Kataoka; John McCullough; Julian Schroeder; and Renn Zaphiropoulos, each until the next Annual Meeting of Stockholders.

   - Ratification of Deloitte & Touche LLP as independent auditors for
     1998.

     (See Page 5 for more details.)

Q: WHO IS ENTITLED TO VOTE?
A:Stockholders at the close of business on February 6, 1998 (the "Record
  Date") are entitled to vote at the Annual Meeting. Each share of OCLI Common Stock is entitled to one vote. As of the Record Date, OCLI had 10,677,868 shares of Common Stock issued and outstanding.

Q: HOW DO I VOTE?
A:Sign and date each Proxy Card you receive and return it in the prepaid envelope. If you return your signed Proxy Card, but do not indicate your voting preferences, Joseph Zils, Corporate Secretary, and/or Agie Navarro, Assistant Secretary will vote FOR the two proposals on your behalf. You have the right to revoke your proxy any time before the meeting by writing to the Corporate Secretary of OCLI at any time prior to its use or by submitting a later dated Proxy Card or by voting in person at the meeting.

Q: IS MY VOTE CONFIDENTIAL?
A:Yes. Proxy cards, ballots and voting tabulations that identify individual Stockholders are confidential. Only the Inspector of Election, and certain employees associated with processing proxy cards and counting the vote, have access to your card. Additionally, all comments directed to Management (whether written on the Proxy Card or elsewhere) will remain confidential unless you ask that your name be disclosed.

Q: WHO WILL COUNT THE VOTE?
A:Representatives of ChaseMellon Shareholder Services, L.L.C. will tabulate the votes and act as Inspector of Election.

Q: WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
A:It is an indication that your shares are registered differently and are in more than one account, or you are an employee Stockholder with shares held in the OCLI 401(k)/ESOP Plan and own shares held in a personal account. Sign and return all Proxy Cards to ensure that all of your shares are voted. To provide better Stockholder services, we encourage all non-employee Stockholders to have your accounts registered in the same name and address. You may do this by contacting our transfer agent, ChaseMellon Shareholder Services, L.L.C. at (800) 237-9980 or by visiting their website at www.chasemellon.com.

Q: WHAT CONSTITUTES A QUORUM?
A:As of the Record Date, 10,677,868 shares of OCLI Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of adopting proposals at the Annual Meeting. If you submit a properly executed Proxy Card, then you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote against the proposal. Broker non-votes will not be part of the voting power present.

Q: WHO CAN ATTEND THE ANNUAL MEETING?
A:All Stockholders as of the Record Date can attend the Annual Meeting.

Q: WERE ANY STOCKHOLDER PROPOSALS SUBMITTED FOR 1998?
A:No Stockholder proposals were received for presentation at the Annual
  Meeting for 1998.

Q: WHEN ARE THE 1999 STOCKHOLDER PROPOSALS DUE?
A:In order to be considered for inclusion in next year's Proxy Statement, Stockholder proposals must be submitted in writing by November 3, 1998, to Joseph Zils, Esq., Corporate Secretary, Optical Coating Laboratory, Inc., 2789 Northpoint Parkway, Santa Rosa, CA 95407-7397.

Q:HOW DOES A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR?
A:Under OCLI's By-Laws, unless waived by the Board of Directors, written notice of any nominations for director of any person other than the nominees listed on pages 6 and 7, must have been received by the Board of Directors at least 90 days before the Record Date of OCLI's previous year's Annual Meeting. Accordingly, notice of any such individual's candidacy must have been received by OCLI by November 2, 1997. No such notice was received.

Q: WHO PAYS FOR THIS PROXY SOLICITATION?
A:The expense of soliciting proxies will be paid by OCLI. In addition to the original mailing, and any follow-on mailings, of the proxies and soliciting materials, employees of OCLI may also solicit proxies by mail, telephone, facsimile and personal interviews. OCLI will request brokerage houses and other custodians, nominees and fiduciaries to forward the proxies and soliciting materials to persons for whom they hold shares of OCLI Common Stock and to request authority for the exercise of proxies. OCLI will reimburse such holders for their reasonable out-of-pocket expenses.

                        PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS
   Nominees for election this year are Herbert M. Dwight, Jr.; Charles J. Abbe; Douglas C. Chance; Shoei Kataoka; John McCullough; Julian Schroeder; and Renn Zaphiropoulos.

   Biographical summaries of the nominees for director begin on page 6 of this Proxy Statement. Information regarding the number of shares of OCLI Common Stock beneficially owned by each of the nominees, directly or indirectly, as of the Record Date, appears on pages 10 and 11 of this Proxy Statement.

   We need the affirmative vote of a majority of the outstanding shares of OCLI Common Stock present in person or by proxy and entitled to vote at the meeting in order to elect the nominees for director. Abstentions and votes withheld for directors will have the same effect as votes against.

   Your Board recommends a vote FOR the nominees for director.

2. RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS
   The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as OCLI's independent auditors to audit OCLI's consolidated financial statements for the 1998 fiscal year. The ratification of this appointment by the Stockholders is being sought as a matter of good corporate practice, although it is not required. In the event the Stockholders fail to ratify the appointment, the Board of Directors will reconsider its appointment of Deloitte & Touche LLP. Even if the selection is ratified, the Board, at its discretion, can direct the appointment of a different accounting firm at any time during the year if it is determined that such a change would be in the best interests of OCLI and its Stockholders.

   We need the affirmative vote of a majority of the outstanding shares of OCLI Common Stock present in person or by proxy and entitled to vote at the meeting in order to ratify Deloitte & Touche LLP as OCLI's independent auditors for 1998.

   Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   The Audit Committee and the Board recommend a vote FOR Deloitte & Touche LLP as independent auditors for 1998.


                  INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

HERBERT M. DWIGHT, JR.                                  DIRECTOR SINCE 1991
Mr. Dwight, age 67, is Chairman of the Board and Chief Executive Officer of OCLI. Mr. Dwight served as President of OCLI from August 19, 1991 to November 1997. From December 1993 to April 1995, Mr. Dwight also served as Chief Financial Officer. Mr. Dwight was a founder of Spectra Physics Inc., a leading manufacturer and developer of commercial lasers. He served as Chief Executive Officer of Spectra Physics from 1967 to 1988. Mr. Dwight was Chairman, President and Chief Executive Officer of Superconductor Technologies, Inc. from 1988 through August 1991 and continued to serve as Chairman from 1991 until May 1994. Mr. Dwight is also a director of Applied Materials, Inc. and Applied Magnetics Corporation.

CHARLES J. ABBE                                         DIRECTOR SINCE 1997
Mr. Abbe, age 56, is President and Chief Operating Officer of OCLI. He served as Vice President and General Manager of OCLI's Santa Rosa Division from April 1996 to November 1997 when he was appointed President and COO. Prior to joining OCLI, Mr. Abbe held various senior management positions with Raychem Corporation from 1989 to 1996, and was employed from 1971 to 1989 at McKinsey & Company, Inc., one of the pre-eminent management consulting firms in the world, where he last served as Senior Partner at their San Francisco office. Mr. Abbe is also a director of Network General Corporation.

DOUGLAS C. CHANCE                                       DIRECTOR SINCE 1973
Mr. Chance, age 55, is President and Chief Executive Officer of Wyse Technology. Mr. Chance served as President, Chief Executive Officer and director of Octel Communications Corporation from October 1990 to November 1993. Following his resignation as President and Chief Executive Officer, Mr. Chance served as a consultant and director of Octel Communications Corporation until November 1994 when he joined Wyse Technology. Mr. Chance was Executive Vice President, Networked Systems Sector, Hewlett-Packard Company, from May 1987 to October 1990 and held various executive and administrative positions with Hewlett-Packard Company from 1966 to 1987. Mr. Chance is also a director of Centigram Communications Corporation.

SHOEI KATAOKA, D. SC., DR. ENG.                         DIRECTOR SINCE 1996
Dr. Kataoka, age 69, is a Corporate Consultant to Sharp Corporation of Japan where he has been retained since 1995. He was previously executive director and division general manager of Sharp Corporation's Tokyo Branch. Dr. Kataoka has held various senior level management and technical positions with Sharp Corporation since joining them in 1985.

JOHN MCCULLOUGH                                         DIRECTOR SINCE 1985
Mr. McCullough, age 65, is a Vice President of OCLI. Mr. McCullough served as Executive Vice President of OCLI from December 1988 to January 1992 and as Senior Vice President of OCLI from 1978 to December 1988.

JULIAN SCHROEDER                                        DIRECTOR SINCE 1989
Mr. Schroeder, age 50, is Director, High Yield Department, International Research, for Schroder & Co., Inc. in New York City. Mr. Schroeder was President, Chief Executive Officer and Director of Research of B D S Securities Corporation from 1995 to 1997. He served as Vice President, Corporate Finance, B D S Securities Corporation from March 1989 to May 1995. Mr. Schroeder was a principal of Schroeder Consulting Company, a financial consulting firm, from January 1985 to February 1989. Mr. Schroeder is also a director of Versus Technology.

RENN ZAPHIROPOULOS                                      DIRECTOR SINCE 1988
Mr. Zaphiropoulos, age 72, serves as a director of various privately-held corporations and holds executive seminars in management worldwide. Mr. Zaphiropoulos was President and Chief Executive Officer of Versatec, Inc. (A Xerox Company) from 1969 until his retirement on January 1, 1988, and Corporate Vice President of Xerox Corporation from 1984 until his retirement on January 1, 1988.


                            BOARD COMPENSATION

RETAINER AND MEETING FEES
Employee directors receive no additional compensation other than their normal salary for serving on the Board or its Committees.

Non-employee directors are paid an annual retainer of $12,000 and $1,250 for each meeting attended. In addition, they are paid $500 for participation in telephonic meetings of the Board or its Committees and are reimbursed for out-of-pocket expenses.

In fiscal 1997, non-employee directors received $68,000 as a group in retainer and meeting fees.

ANNUAL STOCK AWARD PROGRAM
Non-employee directors also participate in an Annual Stock Award Program. Under this program, 1,000 shares of OCLI Common Stock, plus payment of associated withholding taxes, are awarded annually to each of the non-employee directors as part of their compensation for services as directors. The term of the award program is five years beginning April 1997 and expiring April 2002.

For fiscal 1997, Directors Chance, Kataoka, Schroeder and Zaphiropoulos were each awarded 1,000 shares of OCLI Common Stock, which had a fair market value of $12,750.00 at the time of the award, plus payment of related withholding taxes.


                       BOARD MEETINGS AND COMMITTEES

During fiscal 1997, the Board held four regularly scheduled meetings. Attendance by each director at the meetings of the Board and its Committees during fiscal 1997 was 100%.

AUDIT COMMITTEE
The Audit Committee consists of three non-employee directors: Julian Schroeder (Chairman), Douglas C. Chance and Renn Zaphiropoulos. The Audit Committee meets independently with representatives of OCLI's independent auditors and with representatives of Management. The Committee recommends the engagement of OCLI's independent auditors, consults with the auditors as to the adequacy of OCLI's internal accounting procedures and reviews and approves OCLI's financial statements and reports. The Audit Committee met three times in fiscal 1997.

COMPENSATION AND STOCK OPTION COMMITTEE
The Compensation and Stock Option Committee consists of three non-employee directors: Renn Zaphiropoulos (Chairman), Douglas C. Chance and Julian Schroeder. The Committee is responsible for reviewing and reporting to the Board on incentive compensation plans, stock option grants and the administration of OCLI's various incentive compensation and stock option plans, as well as reviewing and reporting to the Board on recommended annual compensation for OCLI's officers, including salaries, bonuses, the Management Incentive Plan and other forms of compensation and remuneration. The Committee met four times during fiscal 1997.

EXECUTIVE COMMITTEE
The Executive Committee consists of three directors: Herbert M. Dwight, Jr. (Chairman), Douglas C. Chance and John McCullough. Under OCLI's By-Laws, the Executive Committee has all the powers and authority of the Board of Directors in the management of the business and affairs of OCLI, except those powers which by law cannot be delegated by the Board of Directors. The Executive Committee did not meet during fiscal 1997.

There is no nominating committee of the Board or any committee performing the functions of such a committee.


                        BENEFICIAL OWNERSHIP TABLE

The following table provides certain information as of the Record Date regarding beneficial ownership of OCLI Common Stock by (i) each person or group who, to OCLI's knowledge, beneficially owns more than 5% of the outstanding shares of OCLI Common Stock; (ii) each of the directors; (iii) the Chief Executive Officer and each of OCLI's four other most highly compensated executive officers (the "Named Executive Officers"); and (iv) all directors and executive officers as a group:

DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

                                                       COMMON STOCK
                                               ______________________________
                                               NUMBER  OF
                                               SHARES            PERCENT OF
                                               BENEFICIALLY      OUTSTANDING
                                               OWNED             SHARES

PRINCIPAL STOCKHOLDERS:
OCLI 401(k)/ESOP Plan (1)                      1,591,720           14.9%
  c/o Optical Coating Laboratory, Inc.
  2789 Northpoint Parkway
  Santa Rosa, California  95407-7397

Hakuto Co., Ltd.                                 907,440            8.5%
  1-13 Shinjuku 1-Chome
  Shinjuku-ku, Tokyo 150, Japan

Dimensional Fund Advisors Inc. (2)               634,680            5.9%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401

DIRECTORS (*OTHER THAN THOSE INCLUDED IN
THE NAMED EXECUTIVE OFFICERS GROUP):
Douglas C. Chance                                 20,200             .2%
Shoei Kataoka                                      1,000             --
John McCullough(3)                                43,632             .4%
Julian Schroeder                                  28,000             .3%
Renn Zaphiropoulos                                10,000             .1%

NAMED EXECUTIVE OFFICERS:
Herbert M. Dwight, Jr.(4)*                       819,432            7.2%
Charles J. Abbe(5)*                               36,687             .3%
Joseph Zils(6)                                    43,588             .4%
Klaus F. Derge(7)                                 32,250             .3%
Kenneth D. Pietrelli(8)                           72,262             .7%

All Directors and Executive Officers
  as a group (17 persons)(9)                   1,309,491           11.2%


(1) Under the terms of the Trust Agreement between the OCLI 401(k)/ESOP Plan (the "Plan") and T. Rowe Price, Trustee for the Plan (the "Trustee"), the Trustee votes the shares held in the Plan upon instructions given by individual participants as to the individual participant's vested shares, and in the discretion of the Trustee otherwise.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 634,680 shares of Optical Coating Laboratory, Inc. stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3) Includes 20,089 shares held for the benefit of Mr. McCullough in the OCLI 401(k)/ESOP Plan.

(4) Includes 770,666 shares under options exercisable within 60 days of the Record Date and 4,507 shares held for the benefit of Mr. Dwight in the OCLI 401(k)/ESOP Plan.

(5) Includes 31,687 shares under options exercisable within 60 days of the Record Date for Mr. Abbe.

(6) Includes 36,475 shares under options exercisable within 60 days of the Record Date and 2,113 shares held for the benefit of Mr. Zils in the OCLI 401(k)/ESOP Plan.

(7) The 22,250 shares shown for Mr. Derge are shares under options exercisable within 60 days of the Record Date.

(8) Includes 50,153 shares under options exercisable within 60 days of the Record Date and 10,164 shares held for the benefit of Mr. Pietrelli under the OCLI 401(k)/ESOP Plan.

(9) Includes 1,069,050 shares under options exercisable within 60 days of the Record Date and 61,309 shares held for the benefit of all officers in the OCLI 401(k)/ESOP Plan.

I. SUMMARY COMPENSATION TABLE

The following table discloses compensation received by OCLI's Chief Executive Officer and the four other most highly paid executive officers for the three fiscal years ended October 31, 1997:

                                                                           LONG-TERM
                                    ANNUAL COMPENSATION                   COMPENSATION
                                 --------------------------                  AWARDS
                                                             OTHER ANNUAL    OPTIONS    ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)  BONUS($)  COMPENSATION($)   (#)      COMPENSATION($)

Herbert M. Dwight, Jr.           1997   $325,998   $128,117    $  1,710           --      $14,058
  Chairman of the Board          1996    325,998         --       4,018      100,000       12,897
  and Chief Executive Officer    1995    325,998    125,892      13,430      100,000       15,244

Charles J. Abbe(3)               1997   $199,992    $59,725     $11,822       75,000       $3,271
  President and                  1996    111,534         --          --      150,000        1,817
  Chief Operating Officer        1995         --         --          --           --           --

Joseph Zils                      1997   $162,011    $48,323     $ 4,193       25,000       $2,312
  Vice President,                1996    150,389      5,000       1,515       10,000        2,802
  Legal Counsel and              1995    145,000     37,140       1,752       15,000        5,819
  Corporate Secretary

Klaus F. Derge(4)                1997   $183,321    $24,380      $2,687           --           --
  Vice President, Europe         1996    208,134         --       3,087       10,000           --
                                 1995    206,103     19,906       2,931        5,000           --

Kenneth D. Pietrelli             1997   $150,009    $49,970     $ 4,510       25,000       $2,822
   Vice President,               1996    132,246         --       3,587       15,000       12,500
   Corporate Services            1995    121,338     17,150       5,634       20,000       21,164


(1) Includes for fiscal 1997, 1996 and 1995 for each of the Named Executive Officers, excluding Mr. Derge, a special medical expense reimbursement benefit and, for Mr. Abbe, forgiveness of a $10,000 promissory note which was issued to him by OCLI at the time of his employment.

     Mr. Derge participates in separate medical and automobile expense reimbursement programs through OCLI's subsidiary in Reinheim, Germany. For fiscal 1997, he received $2,687 in medical expense reimbursement payments. Mr. Derge is reimbursed for actual automobile expenses incurred for business purposes.

(2) Includes for fiscal 1997, 1996 and 1995 for each Named Executive Officer, excluding Mr. Derge, a life insurance benefit and matching contributions made by OCLI under the OCLI 401(k)/ESOP Plan.

                                      LIFE INSURANCE    OCLI 401(K)/ESOP
            FOR FISCAL 1997:            PREMIUM             CONTRIBUTION

            Herbert M. Dwight, Jr.      $11,778               $2,281
            Charles J. Abbe               3,271                   --
            Joseph Zils                     526                1,786
            Klaus F. Derge                   --                   --
            Kenneth D. Pietrelli            875                1,947

(3) In fiscal 1996, Mr. Abbe was awarded a stock option grant totaling 150,000 shares. These options were cancelled and regranted to Mr. Abbe in fiscal 1997 for the purpose of repricing the options. (See Table IV -- 10 Year Option/SAR Repricing Table on Page 14 for more details.)

(4) Mr. Derge's compensation is paid in Deutsche marks. For presentation in this proxy statement, Mr. Derge's compensation has been converted to U.S. dollars. The exchange rates used for fiscal years 1997, 1996 and 1995 were $.59, $.67 and $.69, respectively.

II. OPTION GRANTS IN LAST FISCAL YEAR TABLE

The following table sets forth certain information regarding stock options granted during fiscal year 1997 to the Named Executive officers. 5% and 10% assumed rates of appreciation are stipulated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of OCLI's securities that the actual stock price appreciation over the option term will be at the assumed levels or at any other defined level. Unless the market price of OCLI's Common Stock does, in fact, appreciate over the option term, no value will be realized from the option grants.


                                     INDIVIDUAL GRANTS
                         -------------------------------------------------  POTENTIAL
                         NUMBER OF  PERCENT OF                              REALIZABLE VALUE
                         SECURITIES TOTAL OPTIONS                           AT ASSUMED RATES
                         UNDERLYING GRANTED TO                              OF STOCK PRICE
                         OPTIONS    OPTIONEES IN   EXERCISE OR  EXPIRATION  APPRECIATION FOR
                         GRANTED(1) FISCAL YEAR(2) BASE PRICE   DATE        OPTION TERM

NAME                        (#)       ($/SHARE)                             5%         10%



Herbert M. Dwight, Jr.         --        --           --         --          --         --


Charles J. Abbe            75,000      10.5%      $10.25   12/16/01    $212,391   $469,330
                          150,000      21.1%        9.63    5/09/02     398,882    881,424

Joseph Zils                10,000       1.4%      $10.25   12/16/01     $28,319    $62,577
                           15,000       2.1%      $10.19    3/18/02      42,219     93,294

Klaus F. Derge                 --         --          --         --          --         --

Kenneth D. Pietrelli       15,000       2.1%      $10.25   12/16/01     $42,478    $93,866

                           10,000       1.4%      $10.19    3/18/02      28,146     62,196


(1) The option awards shown in the above table were granted under OCLI's 1996 Incentive Compensation Plan. The options carry vesting schedules whereby one-third of the options become exercisable twelve months from the date of grant and the remaining two-thirds become exercisable on a monthly basis over the next twenty-four months. The options have a maximum term of five years.

(2) OCLI granted options totaling 711,800 shares to employees, including the Named Executive Officers, in fiscal 1997.


III. OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options at October 31, 1997.

                                                NUMBER OF
                                                SECURITIES       VALUE OF
                                                UNDERLYING       UNEXERCISED
                                                UNEXERCISED      IN-THE-MONEY
                                                OPTIONS          OPTIONS
                                                AT FISCAL        AT FISCAL
                      SHARES                    YEAR END         YEAR END
                      ACQUIRED    VALUE         EXERCISABLE/     EXERCISABLE/
NAME                  EXERCISE    REALIZED      UNEXERCISABLE    UNEXERCISABLE
                                                   (#)                ($)

Herbert M. Dwight, Jr.     0            0          750,999/       $3,895,122/
                                                     49,001          $117,378

Charles J. Abbe            0            0                0/         $106,001/
                                                    225,000            $9,623

Joseph Zils           20,000      $53,750           29,999/         $143,745/
                                                     30,001           $73,442

Klaus F. Derge        80,000     $300,000           20,549/         $106,001/
                                                      4,451            $9,624
                                       20

Kenneth D. Pietrelli       0            0           44,716/         $231,004/
                                                     32,784           $79,622

(1)OCLI's fiscal year ended October 31, 1997. The closing price of OCLI's Common Stock on the NASDAQ National Market System on October 31, 1997 was $12.625 per share.

IV.  10-YEAR OPTION/SAR REPRICING TABLE

During fiscal 1997, the Compensation and Stock Option Committee, consisting of Julian Schroeder, Douglas C. Chance and Renn Zaphiropoulos, unanimously elected to reprice options that had been awarded to Mr. Abbe in fiscal 1996. The Committee chose to regrant and reprice the options to bring the exercise price more in line with outstanding options held by other employees of OCLI in order to restore the incentive value of the option grant. The Committee elected to regrant the same number of option shares to Mr. Abbe at the fair market value of OCLI's Common Stock on May 9, 1997, the effective date of the regrant.

                                                                          LENGTH OF
                        NUMBER OF    MARKET                               ORIGINAL
                        SECURITIES   PRICE OF     EXERCISE                OPTION TERM
                        UNDERLYING   STOCK AT     PRICE AT                REMAINING AT
                        OPTIONS/SARS TIME OF      TIME OF       NEW       DATE OF
                        REPRICED     REPRICING OR REPRICING OR  EXERCISE  REPRICING OR
NAME             DATE   OR AMENDED   AMENDMENT    AMENDMENT     PRICE     AMENDMENT

                        (#)           ($)         ($)             ($)
 (A)             (B)      (C)           (D)          (E)          (F)         (G)

Charles J. Abbe  5/9/97   150,000     $9.625        $14.125     $9.625    3 years,
President and                                                              327 days
Chief Operating
Officer


           REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

WHAT IS OUR COMPENSATION PHILOSOPHY?

The Compensation and Stock Option Committee has two principal objectives in determining executive compensation policies: first, to attract, develop, reward and retain key executive talent; and second, to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing stockholder value. The Compensation and Stock Option Committee has adopted the following executive compensation policies in the furtherance of these objectives:

      -OCLI will compensate competitively with the practices of other leading technology companies of similar size;

      -Performance at the corporate, division and individual executive officer level will determine the bonus portion of compensation;

      -The attainment of realizable but challenging objectives will determine performance based compensation; and

      -OCLI will encourage executive officers to hold substantial, long-term equity stakes in OCLI so that the interests of executive officers will be aligned with the interests of stockholders. Accordingly, stock or stock options will constitute a portion of compensation.

Each of the foregoing policies assists the Compensation and Stock Option Committee in the determination of appropriate compensation for its executive officers. The policy relating to competitive compensation with other leading companies provides one objective standard with which OCLI's compensation practices can be compared. OCLI's emphasis on stock based performance provides the single most important link between executive compensation, stockholder return and Company performance since the effects of changes in OCLI's performance are ultimately reflected in the market value of OCLI's stock.

HOW THE ELEMENTS OF EXECUTIVE COMPENSATION ARE DETERMINED:

-     HOW BASE SALARIES ARE DETERMINED.

In establishing base salaries for OCLI's executive officers, the Committee compares salary levels in effect for comparable positions with other U.S. technology companies of similar size using data from the Radford Benchmark Salary Survey and the American Electronics Association (AEA) Executive Compensation Survey. In addition, the Committee gives consideration to the specific functional responsibilities of the position. OCLI's executive officers' base salaries are currently set near the median range of the comparison groups for officers in corporate areas and slightly above the median range for officers responsible for an operating division.

The Committee believes that the comparison of executive officer base compensation to the indices of the Radford Benchmark Salary Survey and AEA Executive Compensation Survey groups is applicable since OCLI competes against this broader group of companies for executive management talent. The Committee believes that OCLI's most direct competitors for executive talent are not necessarily only the companies that would be included in a peer group established to compare stockholder returns. In recruiting executive management personnel, OCLI searches for executives with experience in innovative and advanced management practices of outstanding companies in different industries. Thus, the compensation comparison groups are not the same as the peer group companies used in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

The Committee reviews executive officers' base salaries annually, and adjustments are made on the basis of the executive officers' personal performance for the year, the overall financial performance of OCLI and changes in the general level of base salaries of persons in comparable positions in the comparison groups surveyed. In determining increases in base salaries for executive officers, the Committee places the greatest weight on the individual's personal performance against previously established objectives and the performance of OCLI for the fiscal year. For fiscal 1997, the Committee established a company-wide wage and salary budget consisting of a maximum of 4.1% for merit increases.

-    HOW BONUSES ARE DETERMINED.

OCLI's executive officers and managers participate in a Management Incentive Plan approved annually by the Compensation and Stock Option Committee. The objectives of the 1997 Management Incentive Plan (the "Plan" or "1997 Plan") were i) to motivate key managers to achieve pre-established financial and operational objectives for OCLI; ii) to reward key managers and employees who contribute significantly towards the achievement of OCLI's financial and operational objectives; and iii) to stay within the fiscal 1997 budget for meeting plan at target.

Under the 1997 Plan, the Compensation and Stock Option Committee approved a quantitative pool established as a function of the participants' salaries factored by the target percentage of base salary for each level. The pool was generated using the consolidated company operating profit (COP) performance versus plan for the quarterly award and return on assets (ROA) performance versus plan for the annual award. The qualitative portion of the pool was established at 20% of the targeted annual awards based on an individual's performance.

Performance levels attained in the following areas determined the extent to which participants of the bonus plan were eligible for bonus awards:

     a) OCLI Consolidated COP Performance Awards -- OCLI must have achieved a minimum of 60% of planned COP performance for participants to qualify for awards in this area of the plan.

     b) Division COP Performance Awards -- OCLI's Divisions must have achieved a minimum of 60% of planned COP performance for participants to qualify for awards in this area of the plan.

     c) OCLI Consolidated ROA Performance Awards -- OCLI must have achieved a minimum of 60% of planned ROA performance for participants to qualify for awards in this area of the Plan. OCLI Consolidated ROA Performance was calculated by dividing net after tax earnings by average assets.

     d) Division ROA Performance Awards -- OCLI's Divisions must have achieved a minimum of 60% of planned ROA performance to qualify for awards in this area of the Plan. Division ROA Performance for the bonus year was calculated by dividing each Division's consolidated net after tax earnings by the average assets of the Division.

     e) Individual Qualitative Performance Awards -- Individual performance is defined as each participant's performance rating for the bonus year. Individual performance awards are separate from payments based upon ROA performance and may be paid in part or in whole based on OCLI's and the Divisions' performance and/or ability to pay. The Individual Qualitative Performance bonus is a maximum of 20% of the planned target payout. Any unallocated amounts go to a discretionary pool to be allocated back to Plan participants, and all other employees, or rolled over into the subsequent bonus year. Unallocated amounts are not rolled over for more than one year.

-     HOW STOCK OPTION AWARDS ARE DETERMINED.

OCLI's stock option program was established to increase the commitment of key employees to the success of OCLI, to align their interests with those of other Stockholders and to reward them for superior performance. Annual stock option grants to officers and key employees, other than the chief executive officer, are approximately 3% of total outstanding shares, and are reviewed by the Compensation and Stock Option Committee. Recommended awards to executive officers, and other eligible participants (the "Participants"), are calculated by multiplying the mid-point of the Participant's salary range by a constant factor which results in an "option dollar value." The option dollar value is then adjusted for the number of shares available for grant under the option Plans and to meet the guidelines of OCLI's Stock Option Policy. The actual number of options granted to a Participant is adjusted by measuring the Participant's performance against preestablished goals. OCLI also uses stock option awards when recruiting for certain key positions.

In determining stock option awards for OCLI's chief executive officer, the Compensation and Stock Option Committee has sought to reward Mr. Dwight for
his accomplishments and leadership and   to increase his ownership and
long-term commitment to OCLI by awarding him a significantly higher number of stock options than policy guidelines would otherwise suggest.

-     HOW WAS THE CEO'S COMPENSATION DETERMINED?

In applying OCLI's compensation principles and policies in its determination of Mr. Dwight's base salary and incentive compensation for fiscal 1997, the Compensation and Stock Option Committee voted to maintain Mr. Dwight's base salary at its current level, but increase his bonus incentive opportunity under the 1997 Management Incentive Plan by an additional 10%, up to a maximum of 45% of his base salary, depending on the fulfillment of predetermined goals established with respect to OCLI's financial performance during fiscal 1997. For fiscal 1997, Mr. Dwight earned a bonus of $128,117, or 39.5% of his base salary, under the 1997 Management Incentive Plan. No additional stock options were awarded to Mr. Dwight in fiscal 1997 in order to preserve available option shares for awards to other key employees.

Mr. Dwight received a special medical expense reimbursement annual benefit of up to $10,000, which has a carryover provision for any unused balance from the prior year, and payment of an excess life insurance policy. Mr. Dwight also participated in the standard employee benefit programs of OCLI.

Compensation and Stock Option Committee



Renn Zaphiropoulos, Chairman
Douglas C. Chance
Julian Schroeder


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Stock Option Committee is a former or current officer or employee of OCLI or any of its subsidiaries.

                        FIVE-YEAR PERFORMANCE GRAPH

The graph below compares the cumulative total return of OCLI's Common Stock with the cumulative total return of the NASDAQ Stock Market-U.S. Index and a Peer Group. In establishing the Peer Group, OCLI has selected public companies which are competitors or manufacture products or serve markets in OCLI's opto-electronics field and which have a market valuation similar in range to that of OCLI's. The Peer Group consists of Donnelly Corporation, which is traded on the American Stock Exchange, and Coherent, Inc., Newport Corporation, Southwall Technologies, Inc. and Zygo Corporation, all of which are traded on the NASDAQ National Market System. The graph assumes $100 was invested on October 31, 1992 in each of (i) OCLI's Common Stock,
(ii) the stocks comprising the NASDAQ Index and (iii) the stocks comprising the Peer Group, and assumes the reinvestment of dividends.


                     10/92     10/93   10/94    10/95   10/96   10/97

OCLI                   100     75.65   69.47   153.77  128.91  143.89

Peer Group
Weighted Average       100    120.89  121.39   212.69  265.87  342.64

NASDAQ Stock
Market-US              100    128.85  129.55   174.49  205.95  271.02




                             OTHER INFORMATION

TRANSACTION WITH KLAUS F. DERGE

OCLI's subsidiary in Germany, OCLI Optical Coating Laboratory GmbH, is located in an office suite in Reinheim, Germany, that is leased by Mr. Klaus F. Derge, OCLI's Vice President, Europe, for Mr. Derge's personal business use. OCLI utilizes the office space and pays Mr. Derge for its occupancy and for office services. Under this arrangement, OCLI paid Mr. Derge approximately $99,000 in fiscal 1997. It is OCLI's opinion that the terms of this arrangement are as fair as could have been obtained from unaffiliated persons.

INDEMNIFICATION AGREEMENTS

OCLI has entered into indemnification agreements with each of its directors and officers. The agreements require OCLI to indemnify the directors and officers to the full extent permitted by Delaware law if certain claims are brought against them in their capacities with OCLI.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

Effective November 20, 1997, OCLI entered into Change in Control Agreements
(the "Agreements") with the executive officers of OCLI.   Similar
Agreements have been in effect since 1987. The Agreements have a two-year term from November 20, 1997 to November 20, 1999. Each of the Named Executive Officers and all other executive officers of OCLI, with the exception of Mr. McCullough, are currently covered by these Agreements.
The Agreements, among other things, provide that the executive officer has the right to terminate his employment at any time during the period beginning three months after the occurrence of a "Change in Control"1 or a "Hostile Change in Control"2 (hereinafter "Change in Control"), as defined below, and ending twelve months after the occurrence of a Change in Control and upon such termination shall be paid an amount equal to eighteen months of his maximum salary in effect within twelve months of the termination. Except in the case of a termination by OCLI for cause or a voluntary termination, if at any time within two years after the occurrence of a Change in Control either (i) OCLI terminates the employment of an executive officer who is party to an Agreement or (ii) such executive officer terminates his employment following a "Constructive Dismissal"3 by OCLI, then that executive officer shall be paid an amount equal to thirty-six months of the executive officer's maximum salary in effect within twelve months of termination. The Employment Agreements provide that no amount shall be paid under the Change in Control Agreements which would be classified as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code. The Agreements also provide that in the event of a Change in Control of OCLI, all unvested options held by the executive officer will immediately vest.

EMPLOYMENT ARRANGEMENT

Effective October 31, 1995, John McCullough entered into an employment arrangement with OCLI whereby he has agreed to continue to serve as a Vice President and executive officer of OCLI and continue his participation as a member of the Board of Directors of OCLI and of Flex Products, Inc., OCLI's 60% owned subsidiary. Under the agreement, Mr. McCullough is compensated for certain fixed tasks, including the aforementioned directorships, at an annual base salary of $71,000. The agreement also provides that for certain variable tasks that may be assigned to Mr. McCullough from time to time by the Chief Executive Officer or his designee, Mr. McCullough will receive the lesser of $150 per hour or $1,400 per day. Mr. McCullough earned additional compensation of $96,710 for his increased activities on behalf of OCLI and Flex Products, Inc. during fiscal 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires OCLI's executive officers and directors and persons who own more than ten percent of the Common Stock of OCLI to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and ten percent stockholders are also required to furnish OCLI with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 3, 4 and 5 have been filed as required or were not required to be filed, OCLI believes that, during the fiscal year ended October 31, 1997, all Section 16(a) filing requirements were complied with that were applicable to its officers, directors and ten percent stockholders.

    1 "Change in Control" is defined in the Agreements to mean the occurrence of any of the events described in subparagraphs (i) or (ii) below:
      (i) The acquisition of more than fifty percent (50%) of the shares of Common Stock of OCLI then outstanding by an Acquiring Person, alone or together with such person's Affiliates or Associates, including any such acquisitions pursuant to a "reorganization" within the meaning of Section 181 of the California Corporations Code; or
      (ii) The failure of a majority of the members of the Board of Directors of OCLI to be Continuing Directors.
     2"Hostile Change in Control" is defined in the Agreements to mean the acquisition of more than twenty percent (20%) of the shares of Common Stock of OCLI then outstanding by an Acquiring Person, alone or together with such person's Affiliates or Associates, including any such acquisitions pursuant to a "reorganization" within the meaning of Section 181 of the
California Corporations Code, and (B)    the adoption by OCLI's Board of
Directors of a resolution (i) disapproving the acquisition or (ii) declaring operative the provisions of this Agreement pertaining to a Hostile Change in Control.
   3"Constructive Dismissal" shall occur if OCLI demotes an employee, reduces an employee's duties, decreases an employee's benefits or compensation or relocates an employee to a location outside of the community where the employee is employed as of the date of a Change in Control.

                            OTHER BUSINESS

Management does not intend to bring any other business before the meeting, and so far as is known to Management, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies in the form enclosed will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.



March 3, 1998
Santa Rosa, California

                                    By Order of the Board of Directors,




                                    Joseph Zils
                                    Corporate Secretary


































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